RESEARCH AGREEMENT
BETWEEN
OREGON HEALTH &SCIENCE UNIVERSITY AND ZNOMICS, INC.

This Agreement (“AGREEMENT”), dated and effective as of July 1, 2008 (the “Effective Date”), is between the Oregon Health and Science University, having offices at 2525 SW 1st Ave, Suite 120 Portland, Oregon 97201-4753 (“UNIVERSITY”), and Znomics, Inc., having offices at 2611 SW 3rd Ave., Suite 200 Portland, Oregon 97201 (“SPONSOR”).

1.	BACKGROUND

1.1	SPONSOR desires research in accordance with the scope of work outlined per Attachment A, and

1.2	The performance of such research is consistent, compatible, and beneficial to the academic role and mission of UNIVERSITY as an institution of higher education;

1.3	UNIVERSITY is qualified to provide such research services; and

1.4	As a benefit of funding such research, UNIVERSITY is willing to grant to SPONSOR an exclusive option to license inventions made during the course of such research in accordance with Section 13 below.

NOW, THEREFORE, for and in consideration of the mutual covenants, conditions and undertakings herein set forth, the parties agree as follows:

2.	SCOPE OF WORK

2.1
UNIVERSITY agrees to use all reasonable best efforts to perform for SPONSOR the research activities (“RESEARCH”) described in Attachment A, hereinafter the SCOPE OF WORK, under the direction and supervision of Dr. Thomas Scanlan, PRINCIPAL INVESTIGATOR. The Scope of Work may be modified from time to time by mutual Agreement of the PRINCIPAL INVESTIGATOR, UNIVERSITY and SPONSOR.

2.2
UNIVERSITY will use all reasonable best efforts to ensure that the PRINCIPAL INVESTIGATOR and other personnel assisting in the RESEARCH will keep accurate financial and scientific records relating to the RESEARCH and will make such records available to SPONSOR or SPONSOR’S authorized representative throughout the term of this Agreement during normal business hours upon reasonable notice. It is understood that such records shall include detailed, witnessed laboratory notebooks sufficient to document any inventions made in the course of the RESEARCH. Upon request by SPONSOR, in whatever condition maintained by the PRINCIPAL INVESTIGATOR and his staff. Any such records, materials and copies made available to SPONSOR or SPONSOR’s authorized representative shall be held in confidence by SPONSOR.

2.3
SPONSOR understands that UNIVERSITY may be involved in similar research through faculty other than PRINCIPAL INVESTIGATOR, on behalf of itself and others. UNIVERSITY shall be free to continue such similar research, provided that such research is conducted separate from the RESEARCH by investigators other than the PRINCIPAL INVESTIGATOR, or by investigators who are not under the supervision of the PRINCIPAL INVESTIGATOR and who are not participating in the RESEARCH. UNIVERSITY shall not, during the term of this Agreement, enter into any agreement with any other commercial party for support of work by the PRINCIPAL INVESTIGATOR relating to the RESEARCH; provided, however, it is understood that UNIVERSITY and PRINCIPAL INVESTIGATOR may accept funding for research relating to the RESEARCH from the U.S. Government and non-profit sources so long as UNIVERSTIY does not grant any rights that conflict with the rights of SPONSOR under Section 13 below.

3.           TERM

3.1           This AGREEMENT shall be effective for a period of twelve (12) months unless mutually agreed upon in writing between the parties or terminated early in accordance with Section 15 below.

4.           COMPENSATION

4.1
SPONSOR agrees to reimburse UNIVERSITY for services performed under the AGREEMENT in accordance with the budget itemized in Attachment A, payable as set forth on Attachment A. Checks to UNIVERSITY shall be made payable to OREGON HEALTH & SCIENCE UNIVERSITY and mailed to:

OREGON HEALTH & SCIENCE UNIVERSITY
Sponsored Projects Administration
2525 SW 1st Avenue, Suite 220
Portland, OR 97201
Tax ID No.:93-1176109

5.	REPORTING REQUIREMENTS

5.1
UNIVERSITY will provide reports on the progress of the RESEARCH as outlined or required in the SCOPE OF WORK. A final written report shall be furnished to SPONSOR upon completion of the RESEARCH within 60 days of the last day of the project period and after the final payment has been received.

6.	TECHNICAL SUPERVISION

6.1
The person with primary responsibility for supervision of the performance of the RESEARCH on behalf the SPONSOR shall be Dr. Bruce Beutel, or such other person as may be designated by SPONSOR, who shall have primary responsibility for technical supervision of the Project.

6.2
The person with primary responsibility for supervision of the performance of the RESEARCH on behalf of UNVIERSITY shall be the PRINCIPAL INVESTIGATOR. No other person shall replace or substitute for him/her in the supervisory responsibilities hereunder without the prior written approval of both UNIVERSITY and SPONSOR, which may be granted or withheld at each party’s sole discretion.

7.	CONFIDENTIALITY AND PUBLICATION

7.1
UNIVERSITY and PRINCIPAL INVESTIGATOR agree to keep confidential and SPONSOR confidential and proprietary information supplied to it in writing by SPONSOR and marked CONFIDENTIAL during the course of research performed by UNVERSITY (Confidential Information). This obligation extends for a period of five (5) years after the term of this AGREEMENT. Such Confidential Information will not be included in any published material without prior approval by SPONSOR. The obligations of this Section shall not apply to:

(a)	Information which is or becomes known publicly through no fault of the UNIVERSITY or PRINCIPAL INVESTIGATOR;

(b)	Information learned by UNIVERSITY or PRINCIPAL INVESTIGATOR through a third party entitled to disclose it;

(c)	Information developed by UNIVERSITY or PRINCIPAL INVESTIGATOR independently of information obtained from SPONSOR as shown by written records;

(d)	Information already known to UNIVERSITY or PRINCIPAL INVESTIGATOR before SPONSOR’s disclosure as shown by witnessed prior written records; or

(e)
Information required to be disclosed to by law, including the Oregon Public Records Law, to comply with government regulation, subpoenas or court orders provided SPONSOR receives adequate notice of such demand and provided UNIVERSITY or PRINCIPAL INVESTIGATOR makes any such disclosure under an order protecting the confidential nature of proprietary information.

7.2
UNIVERSITY agrees to provide any proposed publication to SPONSOR forty-five (45) days prior to submission, for confidential review for the inclusion of SPONSOR Confidential Information, and to determine whether patentable inventions of discoveries are disclosed therein. SPONSOR has the right to edit or remove SPONSOR Confidential Information, prior to submission for publication. Should the documents contain any patentable information at SPONSOR’s request UNIVERSITY shall withhold submission and/or publication for an additional forty-five (45) days to allow U.S. patent filings. In addition, in the event that the document includes data, information or material generated by SPONSOR’s scientists, and professional standards for authorship would be consistent with including SPONSOR’s scientists as co-authors of the document, the names of SPONSOR’s scientists will be included as co-authors.

8.	EQUIPMENT; MATERIAL TRANSFER

8.1
All equipment purchased under the terms of this AGREEMENT becomes the property of UNIVERSITY unless otherwise specified herein. In order for each party to conduct its activities and research related to the research, the parties may transfer to each other certain biological materials from time to time during the RESEARCH as set forth in Attachment A. In the case of the UNIVERSITY transfer of materials to SPONSOR, SPONSOR agrees that all materials obtained from UNIVERSITY shall be used solely for the purpose of conducting RESEARCH and any intellectual property arising from SPONSOR’s activities shall be subject to the terms of this agreement, including, without limitation the Option provisions set forth in Section 13.

9.	INDEMNIFICATION

9.1
Each party hereto agrees to be responsible and assume liability for its own wrongful or negligent acts or omissions, or those of its officers, agents or employees to the full extent required by law, including the Oregon Tort Claims, ORS Sections 30.260 through 30.300.

10.	COMPLIANCE WITH LAWS

10.1	UNIVERSITY and PRINCIPAL INVESTIGATOR agree to comply with all applicable federal, state and local laws, codes, regulations, rules and orders.

11.	ASSIGNMENT

11.1
Neither party shall assign or transfer any interest in this AGREEMENT, nor assign any claims for money due for to become due during this AGREEMENT, without the prior written approval of the other party, provided that, SPONSOR may assign this Agreement in connection with the sale or transfer of substantially all the assets to which this Agreement relates in which case SPONSOR shall notify UNIVERSITY of such assignment.

12.	PATENTS AND INVENTIONS

12.1
UNIVERSITY agrees to take appropriate steps to cause all personnel assigned to the RESEARCH to disclose any and all inventions and improvements conceived or reduced to practice by any of such personnel in the performance of the RESEARCH and relating to the subject matter thereof (Inventions). Within thirty (30) days of receiving a written inventions disclosure, UNIVERSITY will provide SPONSOR with a copy of the disclosure. UNIVERSITY shall retain all right, title, and interest in and to such inventions and improvements and all patent applications therefore which it may file at its election. Additionally, SPONSOR shall promptly disclose to UNIVERSITY in writing any invention of which it may become aware in the performance of the RESEARCH, including any derivatives developed by SPONSOR which are based upon compounds or compound structures transferred by UNVERSITY to SPONSOR.

(a)
Inventorship will be determined in accordance with applicable U.S. patent laws regarding inventorship. Any Invention conceived and reduced to practice: (i) solely by UNVERSITY’s personnel shall be owned by UNVERSITY (“UNIVERSITY Inventions”); (ii) jointly by UNVERSITY’s and SPONSOR’s personnel shall by jointly owned by UNVERSITY and SPONSOR (“Joint Inventions”).

(b)
UNIVERSITY shall be responsible for preparing, filing, prosecuting and maintaining patent applications for UNIVERSITY Inventions. SPONSOR shall be responsible for preparing, filing, prosecuting and maintaining patent applications for Joint Inventions. Prior to filing a patent application or filing or responding to any outstanding communication in connection with a patent application directed to an Invention as defined herein, the filing party will provide the other with thirty (30)days notice to review and provide comment thereon.

(c)
UNVERSITY shall obtain appropriate written agreements from all personnel involved in the RESEARCH on UNIVERSITY’s behalf, including without limitation the PRINCIPAL INVESTIGATOR, such agreements shall require that all discoveries and inventions first conceived or reduced to practice using UNIVERSITY’s facilities, personnel, information or other resources shall be reported promptly and assigned to UNVERSITY, PRINCIPAL INVESTIGATOR and other UNIVERSITY faculty, staff and students performing the RESEARCH, agree that they will not collaborate with others not employed by UNVERSITY (other than SPONSOR) in performing the RESEARCH, without SPONSOR’s prior written consent.

13.	LICENSE

13.1
UNIVERSITY hereby grants SPONSOR an exclusive option (hereafter the “Option”) to negotiate an exclusive worldwide license for UNIVERSITY’s right in UNIVERSITY Invention(s) or Joint Invention(s). SPONSOR may exercise this Option at any time on or prior to sixty (60) days from disclosure of the Invention to SPONSOR (the “Option Period”).

13.2
The parties shall have one hundred fifty (150) days (which period of time shall be extendible upon mutual agreement of the parties) from the date SPONSOR elects to negotiate for terms for an exclusive license to conclude a licensing agreement (the “LICENSE AGREEMENT”). Attached as Exhibit C is a non-binding term sheet which the parties agree represents a reasonable example of financial terms for compounds in an early stage of development. The parties shall use their good faith efforts to consider similar financial terms in the License Agreement. SPONSOR shall pay all patent costs for UNVERSITY Inventions during the one hundred fifty (150) day negotiation period, or any extension thereof. If at the end of such one hundred fifty (150) day period or any extension thereof, the parties are unable to agree upon licensing terms, SPONSOR shall have no further obligation to pay patent costs for the UNIVERSITY Invention(s) for which negotiations have terminated. If SPONSOR terminates the negotiation in writing prior to the end of the one hundred fifty (150) day negotiation period, SPONSOR shall have no further obligation to pay patent costs incurred after the termination date. In the even SPONSOR does not exercise its Option rights or SPONSOR and UNVERSITY  are unable to agree to mutually acceptable licensing terms, UNIVERSITY has the right to license its rights to a third party on terms no more favorable than those set forth on Appendix C for a period of eighteen (18) months. Thereafter, UNIVERSITY may license its rights in any Invention to a third party without further obligation to SPONSOR. UNIVERSITY shall not abandon its rights to any such Invention prior to exercise of said Option or expiration of the Option Period.
14.	PUBLICITY

14.1
SPONSOR will not include the name of the UNIVERSITY in any advertising, sales, promotion, or other publicity matter without prior written approval of UNIVERSITY. Provided however that SPONSOR shall be permitted to issue a press release describing the general nature of the collaboration with UNIVERSITY which is substantially similar to the draft press release in Appendix B.

15.	TERMINATION

15.1	Either party may terminate this AGREEMENT at any time if:
(a)
The other party materially breaches the terms of this AGREEMENT, provided that the non-breaching party shall have given the breaching party written notice of such breach and the breaching party shall have failed to cure the same within thirty (30) days after receipt of such notice.

(b)	The loss or departure of PRINCIPAL INVESTIGATOR, and a mutually acceptable replacement cannot be found within sixty (60) days of PRINCIPAL INVESTIGATOR’s loss or departure.

(c)	Performance of any part of this AGREEMENT by a party is prevented or delayed by reason of Force Majeure and cannot be overcome by reasonable diligence to the satisfaction of either party.

(d)
The other party cease, discontinues or indefinitely suspends its business activities related to the services to be provided under this AGREEMENT, or the other party voluntarily or involuntarily files for bankruptcy.

(e)	The party has given ninety (90) days notice to the other party.

15.2
The party requesting termination will provide the other party with written notice specifying both the reason and the effective date of termination. Upon the giving of such notice of termination by either party, the UNIVERSITY will use its reasonable best efforts to limit or terminate any outstanding commitments. .

15.3
Upon termination, UNIVERSITY shall deliver to SPONSOR in the state they exist as of the date of termination of all work product, and Confidential Information belonging to SPONSOR. SPONSOR shall within thirty (30) days after termination pay UNIVERSITY all payments due as of the effective date of the termination.

16.	NOTICES

16.1	All notices or communications given hereunder shall be in writing and shall be delivered by hand, or by overnight courier by facsimile with confirmation by mail, with	all delivery charges prepaid and addressed to the parties as follows:

TO SPONSOR:	Mr. Richard Sessions Znomics, Inc. 2525 SW 1st Ave, Suite 120 Portland, Oregon 97201-4753
TO UNIVERSITY:
Director, Technology & Research Collaborations
Oregon Health & Science University, AD120
2525 SW First Avenue, Suite 120
Portland, OR 97201-4753
Telephone: 503-494-8200
Facsimile:   503-494-4729

with copy

TO PRINCIPAL INVESTIGATOR:	Dr. Thomas Scanlan Professor, Physiology and Pharmacology Oregon Health & Science University 3181 SW Sam Jackson Park Road, L334 Portland, OR 97239-3098 Telephone: 503-494-9292 Facsimile: 503-494-4352

17.	DISPUTE RESOLUTION AND GOVERNING LAW

17.1
The Parties agree to attempt to settle amicably any controversy or claim arising under this AGREEMENT or a beach of this AGREEMENT. Thereafter, both parties agree that all disputes between them arising out of or relating to this AGREEMENT, will be submitted to non-binding mediation unless the parties mutually agree otherwise. All parties agree to exercise their best effort in good faith to resolve all disputes in mediation.

17.2
This AGREEMENT will be governed by and construed in accordance with the laws of the State of Oregon without reference to its choice of law provisions, the International Convention on the Sale of Goods or any other international treaty. Any claim, action or suit between OHSU and SPONSOR that arises out of or relates to performance of this AGREEMENT will be brought and conducted solely and exclusively within the Circuit Court for Multnomah County, Oregon. However, if any such claim, action or suit may be brought only in a federal forum, it will be brought and conducted solely and exclusively within the United States District Court of Oregon.

18.	CHANGES AND AMENDMENTS

18.1
THIS AGREEMENT CONSTITUES THE ENTIRE AGREEMENT BETWEEN THE PARTIES. THERE ARE NO UNDERSTANDINGS, AGREEMENTS, OR REPRESENTATIONS, ORAL OR WRITTEN, NOT SPECIFIED HEREIN REGARDING THIS AGREEMENT. NO AMENDMENT, CONSENT, OR WAIVER OR TERMS OF THIS AGREEMENT SHALL BIND EITHER PARTY UNLESS IN WRITING AND SIGNED BY ALL PARTIES. ANY SUCH AMENDMENT, CONSENT, OR WAIVER SHALL BE

EFFECTIVE ONLY IN THE SPECIFIC INSTANCE AND FOR THE SPECIFIC PURPOSE GIVEN. SPONSOR, BY THE SIGNATURE BELOW OF ITS AUTHORIZED REPRESENTATIVE, ACKNOWLEDGES HAVING READ AND UNDERSTOOD THE AGREEMENT AND SPONSOR AGREES TO BE BOUND BY ITS TERMS AND CONDITIONS.
In Witness Whereof, the parties hereto have caused this AGREEMENT to be executed as of the date set forth herein by their duly authorized representatives.

OREGON HEALTH & SCIENCE UNIVERSITY By: ____________________________________ Arundeep S. Pradhan, Director Date Technology & Research Collaborations	SPONSOR By: ____________________________________ Name: Date Title:

Acknowledged By: _____________________________________
PRINCIPAL INVESTIGATOR                                                            Date

Attachment A: Scope of Work/Budget

I. Project
OHSU and Znomics, Inc. (“Znomics”) will enter into a collaborative research agreement with the laboratory of Dr. Thomas Scanlan of OHSU (“Scanlan lab”) to synthesize and test small molecules that may be useful in the treatment of human disease conditions involving chronic inflammation such as rheumatoid arthritis, asthma, and inflammatory bowel syndrome.
II. Work Plan
The Scanlan lab will synthesize small molecules based on an aryl-pyrazole backbone as non-steroidal dissociating glucocorticoids. Znomics will work in collaboration with Dr. Scanlan to develop these compounds by characterizing their efficacy and side effect profiles. The Scanlan lab and Znomics will exchange research data and frequent progress updates.

The Scanlan lab will provide the following deliverables and research services:
1)	Dr. Scanlan will design novel non-steroidal dissociating glucocorticoids based on an aryl-pyrazole backbone.
2)
The Scanlan lab will synthesize compounds as mutually agreed by the parties, anticipating two new synthetic routes will be explored to produce an initial panel of 15-30 analogs that carry an array of different steric and electronic substituted anilines, followed by an additional 15-30 compounds in a lead optimization program.

3)	The structures of newly synthesized compounds will be validated by mass spectrometry in the Scanlan lab.
4)	The Scanlan lab will determine the binding affinity of synthesized compounds for the glucocorticoid and other receptors as mutually agreed by the parties.
5)
The compound structures will be transmitted to Znomics by the Scanlan lab for further development in consultation with Dr. Scanlan. Any and all derivatives of such compounds and compound structures developed by Znomics shall fall under the terms of the attached collaborative research agreement.

6)	The Scanlan lab will transfer compounds to Znomics for efficacy testing in rodent and zebrafish models.

III. Effort
Dr. Scanlan will allocate the following effort to accomplish the deliverables described in section II above:
1)	Dr. Scanlan at 10% effort for supervision and management of project.
2)	One (1) FTE at the postdoctoral level supervised by Dr. Scanlan.

IV. Timing/Payments
Dr. Scanlan will accomplish the deliverables in Section II above with the personnel and supplies outlined in section III above in 6-12 months of the effective date. All payments will be made quarterly and will be due within thirty (30) days of the end of each quarter.

V. Research Budget
First year budget:
Salaries & benefits
T. Scanlan	10%	$20,000
Postdoc	100%	40,000
Supplies		15,000
Total Direct Costs		75,000
MTDC 54%		40,500
Total		115,500

Attachment B: Draft Press Release

Scanlan Program Draft PR- 7/1/08

Znomics and Leading Chemist at Oregon Health & Science University Launch Drug Discovery Program for Treatment of Inflammatory Diseases Without Steroidal Side Effects

Company Funds Laboratory of Professor Thomas Scanlan, Ph.D.; Acquires Exclusive Option to License Small Molecule Compounds from the Discovery Program

Portland, Ore., July__, 2008 (PrimeNewswire via COMTEX News Network)- Znomics, Inc. (OTCBB:ZNOM), a pioneer in the development of the zebrafish as a vertebrate genetic platform to accelerate drug discovery, announced today a collaborative research program with Oregon Health & Science University (OHSU) and Thomas Scanlan, Ph.D., Directors of its Chemical Biology Program, to design and develop pre-clinical compounds to treat diseases such as rheumatoid arthritis, asthma and inflammatory bowel syndrome.

“This is an important new therapeutic program for Znomics,” said Richard Sessions, Chief Executive Officer. “Dr. Scanlan has a proven record of designing new compounds that have progressed from the university setting into commercial development and clinical studies. We’re extremely pleased to have a research chemist of Tom’s caliber collaborating with us.”

Under the research agreement, Znomics will fund the program and shall have the option to exclusively license the rights to the discoveries. Dr. Scanlan, a professor of physiology and pharmacology at OHSU, has done leading work in biological research and small molecule discovery in “dissociating glucocorticoid” compounds that retain the desired anti-inflammatory action but without having the serious side effects of steroids. His work has been recognized by the American Chemical Society which awarded him the prestigious Arthur C. Cope Scholar Award in July 2007. Prior to his appointment at OHSU, Dr. Scanlan was a faculty member of the University of California, San Francisco. He has been a member of Znomics’ Scientific Advisory Board since December 2007.

“I’m excited about this project and about having Tom more involved with Znomics,” said Bruce Beutel, Chief Scientific Officer. “The factors involved in glucocorticoid activity represent the kind of complex biology--involving different side effects on multiple genes and organs--where our zebrafish whole animal approach can make a difference in successful drug discovery.”

“Having the talented Znomics group nearby for this project will be just great,” said Dr. Scanlan. “Nothing would please me more than to find a drug that could lead to improved long term treatment for patients suffering from debilitating inflammation-related diseases, which is a large unmet medical need.”

//About Znomics//
//Forward Looking Statements//
//Release contact info, etc.//

Attachment C: Non-Binding example of reasonable market terms for an exclusive license for compounds that have a) composition of matter claims b) have preliminary in vitro date, and c) may have some preliminary in-vivo data.

This Term sheet is for illustration purposes only and is non-binding to the parties.
Financial
Option Exercise	Within thirty (30) days of execution of an exclusive license, ZNOMICS shall pay OHSU a one-time non-refundable fee of $75,000
Milestones	The following milestone payments shall be paid by ZNOMICS to OHSU once the first time such milestone is reached for a Licensed Product:
Issuance of US patent - $75,000
Issuance of EU patent - $75,000
Initiation of first phase I trial - $100,000
Initiation of first phase II trial - $150,000
Initiation of first phase III trial - $200,000
First sale - $250,000

Maintenance Fee	ZNOMICS shall pay an annual maintenance fee of $5,000 on each anniversary of the effective date of the license agreement.
Royalty
ZNOMICS will pay OHSU 1-2% of net sales of Licensed Product, the specific rate to be negotiated with the definitive license agreement. The royalty rate will be reduced for payments made for third party IP required for freedom to operate, with a floor at 1%.

In the event of a sublicense, the ZNOMICS will pay OHSU 10% of the royalty received from its sublicense. In the event that the Licensed Product is sold in combination with other products or services that are not separately covered by a valid claim within the Licensed Patents, the net sales from the Licensed Product will be reasonably allocated between such Licensed Product and such other product or compound based upon the individual fair market values of the Licensed Product and such other product or component.

Sublicensing
ZNOMICS shall pay to OHSU a percentage of the Sublicense Consideration (all upfront milestone payments and other consideration received by ZNOMICS from a bone fide sublicensee, but specifically excluding any reimbursements received for ZNOMIC’s R&D expenses associated with the Licensed Products) it receives from its sublicensee according to the following schedule:
• 40% of all Sublicense Consideration received by ZNOMICS within first year after Effective Date of the license agreement

• 20% of all Sublicense Consideration received by ZNOMICS within second year after Effective Date of the license agreement

• 10% of all Sublicense Consideration received by ZNOMICS thereafter

Provided that the percentage of Sublicensing Consideration paid to OHSU shall be reduced by 50% when, in addition to the patents licensed from OHSU, ZNOMICS also sublicenses additional patents or patent applications owned or controlled by ZNOMICS (other than OHSU licensed IP) which are required by the sublicensee for freedom to operate and the sale of products covered by the patents licensed to ZNOMICS by OHSU